Exhibit 10.1

CHANGE OF CONTROL SEVERANCE AGREEMENT

THIS CHANGE OF CONTROL SEVERANCE AGREEMENT is entered into as of 26th day of April 2022, between JUNIATA VALLEY FINANCIAL CORP., a Pennsylvania business corporation having its principal place of business in Mifflintown, Pennsylvania (“JUVF”), and THE JUNIATA VALLEY BANK, a state-chartered bank located in Mifflintown, Pennsylvania (collectively with JUVF, the “Bank”), and MICHAEL W. WOLF, (the “Employee”).

WITNESSETH:

WHEREAS, the Employee has substantial knowledge, ability and experience which are beneficial to the successful operation of the Bank; and

WHEREAS, the Employee has recently accepted the position of Senior Vice President and Chief Financial Officer of the Bank (“CFO”) to become effective June 01, 2022; and

WHEREAS, the Bank desires to secure for itself the benefit of the Employee's knowledge, ability and experience and be assured of the Employee's active participation in the business operations of the Bank; and

WHEREAS, the Employee will acquire and use extensive knowledge and information about the Bank's operations, much of which is confidential and proprietary in nature; and

WHEREAS, the Bank wishes to protect its confidential and proprietary information as well as its general business interests; and

WHEREAS, the Employee and the Bank wish to enter into this Agreement in order to protect the confidential and proprietary interests of the Bank and to induce the Employee to become actively involved in the business operations of the Bank by providing the Employee with the opportunity to receive benefits under this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.SEVERANCE BENEFIT.
(a)In consideration for agreeing to be bound hereunder, the Employee may become eligible to receive the Severance Compensation provided in this Agreement. The Severance Compensation payable under this Agreement shall be triggered upon termination of the Employee's employment upon the occurrence of any of the events set forth in Section 2 hereof following a Change of Control (as defined in Section 6(b) of this Agreement). Subject to the provisions set forth in Section 3, the “Severance Compensation” shall be equal to an amount equal to (i) two (2) times (the “Multiplier”) the Employee's Average Annual Compensation and (ii) any accrued but unpaid paid time off. For purposes of this Section,

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“Average Annual Compensation” shall be the average of the Employee's base salary plus bonus payable by the Bank and includible in the Employee's gross income for the three (3) most recent taxable years (or such shorter period as the Employee has been employed by Bank, if less than three years) ending before the date on which the Employee's employment with the Bank was terminated. The Severance Compensation shall be in the form of a lump sum payment and shall be made no later than thirty (30) days following the effective date of the termination.
(b)In the event the Employee should breach the Employee's obligations under this Agreement at any time, or the Employee’s employment with the Bank terminates prior to a Change in Control, the Bank's obligation under this Section shall terminate immediately.
(c)Notwithstanding any other provision of this Agreement to the contrary, if the Bank determines in good faith that any payment or benefit received, or to be received, from the Bank pursuant to this Agreement (with all such payments and benefits, including, without limitation, salary and bonus payments, being defined as “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) by reason of being considered to be “contingent on a change in ownership or control” of Bank within the meaning of Section 280G of the Code, then such Total Payments shall be reduced in the manner reasonably determined by Bank, in its sole discretion, to the extent necessary so that the Total Payments will be One dollar ($1.00) less than the amount which is three times the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code).
2.TERMINATION OF EMPLOYMENT. If a Change of Control shall occur, and if thereafter, at any time, there shall be:
(a)Any involuntary termination of the Employee's employment (other than for Cause (as defined in Section 6(c) of this Agreement)); or
(b)Any termination of the Employee’s employment by the Employee for “Good Reason.”

For purposes of this Agreement, Employee shall have Good Reason to resign if:

(i) (A) there is a material diminution in Employee's base compensation as in effect immediately prior to the Change of Control; (B) there is a material increase in the Employee’s commute by automobile from Mifflintown, Pennsylvania to where he must perform his services; (C) there is a material diminution in the Employee’s authority, duties or responsibilities (or those of the Employee’s supervisor) or the Employee’s budget authority, (D) there is a material breach of any applicable employment agreement; or (E) there is a material increase in the Employee’s travel time away from home in performance of his required duties on behalf of the Bank than was required of Employee during the year preceding the year in which the Change of Control occurred;

(ii) the termination of employment occurs no later than two years after the Good Reason condition occurs; and

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(iii) the Employee gives notice of the Good Reason condition to the Bank or its successor within 90 days of when it comes into existence and the Bank, or its successor fails to remedy or cure the Good Reason condition within thirty (30) days of such notice.

If the Bank fails to cure the Good Reason condition, then, at the option of the Employee, exercisable by the Employee within the time period in (ii) above, the Employee may resign from employment (or, if involuntarily terminated, give notice of intention to collect the benefit hereunder) by delivering a notice in writing (the “Notice of Termination”) to the Bank.

3.DURATION OF AGREEMENT. Prior to the occurrence of a Change of Control, this Agreement shall remain in effect only while the Employee is the CFO or in a higher ranking position (as determined by the Board of Directors) of the Bank; provided, however, in the event that this Agreement then remains in effect when Employee reaches age 68, the Multiplier set forth in Section 1 shall be reduced to one (1).
4.UNAUTHORIZED DISCLOSURE. During the term of this Agreement or at any later time, the Employee shall not, without the written consent of the Bank, disclose to any person (including an employee of the Bank or a Subsidiary), other than a person to whom disclosure is reasonably necessary or appropriate or required in connection with the performance by the Employee of his duties as an employee of the Bank, any material confidential information obtained by him while in the employ of the Bank or any Subsidiary with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or business practices, the disclosure of which reasonably would be expected to materially damage the Bank; provided, however, that for purposes of this Agreement, confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank.
5.RESTRICTIVE COVENANTS. Except as otherwise provided below upon termination of his employment with the Bank (or a Subsidiary), regardless of the circumstances or reasons for such termination, the Employee covenants and agrees as follows:
(a)NONCOMPETITION. Upon any termination of employment of the Employee which results in the payment of the Severance Compensation referred to in Paragraph 1, the Employee shall not, directly or indirectly, enter into or engage in the banking business, either as an individual, or as a partner or joint venturer, or as an employee, agent, officer, or director of another banking institution, for a period of two (2) years after such termination, which would involve the performance by the Employee of active duties in the geographical area within a forty (40) mile radius of Mifflintown, Pennsylvania. The existence of any material claim or cause of action of the Employee against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of this covenant. The Employee acknowledges and agrees that enforcement of this covenant not to compete will not prevent him from earning a livelihood and that any breach of the restrictions set forth in this paragraph will result in irreparable injury to the Bank for which it shall have no adequate remedy

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at law, and that, therefore, the Bank shall be entitled to seek injunctive relief in order to enforce the provisions hereof. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.
(b)RETURN OF MATERIALS. Upon termination of the Employee’s employment with the Bank for any reason, including a termination of employment in conjunction with a Change of Control, the Employee shall immediately deliver to the Bank all correspondence, manuals, letters, notes, notebooks, reports and any other documents and tangible items containing or constituting confidential information about the Bank maintained at his office and shall promptly deliver all said materials held by him at other locations.
(c)NONSOLICITATION OF EMPLOYEES. The Employee shall not entice or solicit, directly or indirectly, any other Employees or key management personnel of the Bank to leave the employ of the Bank or its Subsidiaries to work with the Employee or any entity with which the Employee has affiliated for a period of one year following the Employee's termination of employment with the Bank for any reason, including a termination of employment in conjunction with a Change of Control.
(d)NONSOLICITATION OF CUSTOMERS. The Employee shall not entice or solicit, directly or indirectly, any client or customer of the Bank or any Subsidiary for a period of one year following the Employee's termination of employment with the Bank for any reason, including a termination of employment in conjunction with a Change of Control.
(e)REMEDY. The Employee acknowledges and agrees that any breach of the restrictions set forth in Sections 4 and 5 shall be deemed a material breach of this Agreement and will result in irreparable injury to the Bank for which it shall have no meaningful remedy in law and the Bank shall be entitled to seek injunctive relief in order to enforce provisions hereof. Upon obtaining such injunction, the Bank shall be entitled to pursue reimbursement from the Employee and/or the Employee's employer of costs incurred in securing a qualified replacement for any employee enticed away from the Bank by the Employee. Further, the Bank shall be entitled to set off against or obtain reimbursement from the Employee of any payments owed or made to the Employee by the Bank hereunder.
6.DEFINITIONS.
(a)SUBSIDIARY. For purposes of this Agreement, the term “Subsidiary” shall mean any bank, Bank or other entity of which the Bank owns, directly or indirectly through one or more Subsidiaries, a majority of each class of equity security having ordinary voting power in an election of directors.
(b)CHANGE OF CONTROL. For purposes of this Agreement, the term “Change of Control” shall mean:
i)An acquisition by any “person” or “group” (as those terms are defined or used in Section 13(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, specifically, including the signing of a

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definitive agreement to acquire securities of JUVF) of securities of JUVF representing 24.99% or more of the voting power of JUVF's securities then outstanding;
ii)A merger, consolidation or other reorganization of Bank, except where the resulting entity is controlled, directly or indirectly, by JUVF;
iii)A merger, consolidation or other reorganization of JUVF, except where shareholders of JUVF immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of JUVF's Board of Directors;
iv)A sale, exchange, transfer or other disposition of substantially all of the assets of JUVF to another entity, or a corporate division involving JUVF; or
v)A contested proxy solicitation of the shareholders of JUVF that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of JUVF.
(c)TERMINATION FOR CAUSE. For purposes of this Agreement, the Employee's “Termination for Cause” shall mean that the Employee is terminated for any of the following reasons:
i)Negligent or willful failure or the continuing inability to perform duties and functions reasonably assigned to the Employee by the Board of Directors, which neglect or failure is not corrected within thirty (30) days following receipt of written notice of default;
ii)The commission or a criminal act against the Bank by the Employee;
iii)Default by the Employee in the performance of his obligations under this Agreement, which default is not corrected within thirty (30) days following receipt of written notice of default.
7.NOTICE. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee: Michael W. Wolf
217 Stoney Creek Drive, Apt #61

Mifflintown, PA 17059

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If to the Bank: Juniata Valley Financial Corp.
and The Juniata Valley Bank
P.O. Box 66
Mifflintown, PA 17059

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon actual receipt.

8.BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Employee and his heirs and personal representatives, and the Bank and any successor to the Bank.
9.ENFORCEMENT OF SEPARATE PROVISIONS. Should any provision of this Agreement be ruled unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
10.AMENDMENT. Except as otherwise provided herein, this Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. This Agreement may be amended to enhance the benefits available to the Employee hereunder at any time, provided the Employee consents in writing to any such amendment.
11.ARBITRATION. In the event that any disagreement or dispute shall arise between the parties concerning this Agreement, the issue(s) will be submitted to binding arbitration in the City of Harrisburg, Pennsylvania pursuant to the rules of the American Arbitration Association. Any award entered shall be final and binding upon the parties hereto and judgment upon the award may be entered in any court having jurisdiction thereof. Attorneys' fees and administrative court costs incurred in connection with such actions shall be paid by the Bank.
12.EMPLOYMENT. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Bank.
13. 409A SAFE HARBOR. Notwithstanding anything in this Agreement to the contrary:
(a)Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. § 1.409A-1(b)(4); to the extent such payments are made following said March 15th, such payments are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. § 1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.
(b)The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an except or exclusion

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therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning set forth in Section 409A.
(c)Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “separation of service” as defined in Code Section 409A.
14.PAYMENT OF MONEY DUE DECEASED EMPLOYEE. If the Employee dies prior the payment of any moneys that may be due him from the Bank under this Agreement as of the date of death, such moneys shall be paid to the executor, administrator, or other personal representative of the Employee's estate.
15.LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
16.CAPTIONS; PRONOUNS. All captions are for convenience only and do not form a substantive part of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Attest: JUNIATA VALLEY FINANCIAL CORP.

/s/ JoAnn N. McMinn By: /s/ Marcie A. Barber

Marcie A. Barber

Attest: THE JUNIATA VALLEY BANK

/s/ JoAnn N. McMinn By: /s/ Marcie A. Barber

Marcie A. Barber

Witness: EMPLOYEE:

/s/ JoAnn N. McMinn By: /s/ Michael W. Wolf

Michael W. Wolf

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